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Exhibit 99-Press Release of Amistar Corporation dated April 23, 2003, reporting
Amistar's financial results for the first quarter 2003.


         AMISTAR REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

SAN MARCOS, CALIFORNIA, April 23, 2003 (PR NEWSWIRE) -- Amistar Corporation (NASDAQ\SC-AMTA) today reported sales and results for the three months ended March 31, 2003.

Net sales for the three months ended March 31, 2003 were $2,769,000 compared to $2,641,000 for the comparable quarter in 2002.

There was a net loss for the three months ended March 31, 2003 of $146,000 or $0.05 per share compared to a net loss of $102,000 or $0.03 per share in the first quarter of 2002. The loss for the prior year quarter ended March 31, 2002 included a $400,000 income tax carry-back refund benefit.

The loss before income taxes for the three months ended March 31, 2003 was $145,000 compared to a net loss of $500,000 for the first quarter of 2002. During the quarter ended March 31, 2003, the Company narrowed its loss before income taxes compared to the previous quarters in 2002 primarily due to an increase in DataPlace label placement machine and custom factory automation equipment sales, the effects of cost cutting in prior quarters, and due to increased manufacturing efficiencies in the Amistar Manufacturing Services division.

                       Condensed Statements of Operations

                                                 Three Months Ended
                                                     March 31,
                                              2003              2002
                                           ------------      ------------
Net Sales                                  $ 2,769,000       $ 2,641,000
Cost of Sales                                2,231,000         2,481,000
                                           ------------      ------------
Gross Profit                                   538,000           160,000
Operating Expenses                             680,000           668,000
                                           ------------      ------------
Operating Loss                                (142,000)         (508,000)
Other Income (Expense)                          (3,000)            8,000
                                           ------------      ------------
Loss Before Income Taxes                      (145,000)         (500,000)
Income Tax Expense (Benefit)                     1,000          (398,000)
                                           ------------      ------------
Net Loss                                   $  (146,000)      $  (102,000)
                                           ============      ============

Earnings (Loss) Per Share-
   Basic and Diluted                       $     (0.05)      $     (0.03)
                                           ============      ============

Shares Used In Per Share Calculation-
   Basic and Diluted                         3,082,878         3,139,750
                                           ============      ============

Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. Actual results may differ materially from anticipated results.


Contact:

Gregory Leiser
760 471-1700
GREGL@amistar.com
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